Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-18797) pertaining to the NCR Management Stock Plan of NCR Corporation,

(2)	Registration Statement (Form S-8 No. 333-18803) pertaining to the NCR Savings Plan of NCR Corporation,

(3)	Registration Statement (Form S-8 No. 333-139553) pertaining to the NCR Corporation Employee Stock Purchase Plan of NCR Corporation, and

(4)
Registration Statement (Form S-8 No. 333-188167) pertaining to the NCR Corporation 2013 Stock Incentive Plan, the NCR Corporation 2011 Amended and Restated Stock Incentive Plan, the NCR Corporation 2006 Stock Incentive Plan and the NCR Management Stock Plan of NCR Corporation;

of our report dated October 4, 2013, with respect to the financial statements of Digital Insight Corporation included in the Form 8-K/A of NCR Corporation.

/s/ Ernst & Young LLP

San Jose, CA
March 20, 2014